UNITED STATES
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SCHEDULE 14A
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STEEL VAULT CORPORATION

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VeriChip Corporation Receives Exclusive License to RECEPTORS’ Patents to Use
in Conjunction with its Patent No. 7,125,382 for an “Embedded Bio-Sensor System”
to Develop In Vivo Glucose-Sensing RFID Microchip
Phase II development of in vivo glucose-sensing RFID microchip will optimize the sensing system’s glucose response in the presence of blood and interstitial fluid matrix components
Glucose-sensing microchip being developed with partner RECEPTORS LLC could eliminate the need for millions of diabetics to prick their fingers multiple times per day
DELRAY BEACH, FL, and CHASKA, MN —October 7, 2009 — VeriChip Corporation (“VeriChip”) (NASDAQ: CHIP) and its development partner RECEPTORS LLC, a technology company whose AFFINITY by DESIGN™ chemistry platform can be applied to the development of selective binding products, announced today that VeriChip has received an exclusive license to RECEPTORS’ Patent No. 7,504,364 titled “Methods of Making Arrays and Artificial Receptors” and Patent No. 7,469,076 “Sensors Employing Combinatorial Artificial Receptors,” to use in conjunction with VeriChip’s Patent No. 7,125,382 entitled “Embedded Bio-Sensor System,” to develop an in vivo glucose-sensing RFID microchip.
According to the American Diabetes Association, there are 23.6 million people in the United States, or 8 percent of the population, who have diabetes. Furthermore, the total prevalence of diabetes increased 13.5 percent from 2005 to 2007. The successful development and commercialization of VeriChip’s glucose-sensing microchip could negate the need for diabetics to draw blood samples multiple times each day to read their blood glucose levels. Instead, VeriChip believes that patients implanted with the glucose-sensing microchip, if successfully developed, could get a rapid reading of their blood sugar with a simple wave of a handheld scanner.
Last week, VeriChip announced its plans to fund Phase II development of its existing partnership with RECEPTORS to develop the glucose-sensing RFID microchip. The goal of Phase II is to optimize the sensing system’s glucose response in the presence of blood and interstitial fluid matrix components and demonstrate the integration of the sensing system components into a stable and reproducible glucose sensor. VeriChip previously announced in November 2008 that RECEPTORS completed Phase I of the project, which demonstrated the proof-of-concept foundation of the glucose-sensing system. The companies have published a white paper entitled, “Development of an Implantable Glucose Sensor,” which outlines the product’s development and is available at www.verichipcorp.com.
Scott R. Silverman, Chairman and CEO of VeriChip, said, “We are pleased to expand our relationship with RECEPTORS and our intellectual property position as we focus on the development of the glucose-sensing microchip and the virus triage detection system for the H1N1 virus.”
VeriChip’s Patent No. 7,125,382 for an “Embedded Bio-Sensor System” covers a bio-sensor system that utilizes radio frequency identification technology and that includes a remote transponder in wireless communication with an implantable passively-powered on-chip transponder. The bio-sensor system is specifically adapted to provide a substantially stable and precise sensor reference voltage to a sensor assembly that is included with the on-chip transponder. The remote transponder is also configured to remotely receive data representative of a physiological parameter of the patient as well as identification data and may enable readout of one or more of the physiological parameters that are measured, processed and transmitted by the on-chip transponder upon request by the remote transponder. The precision and stability of the sensor reference voltage is enhanced by the specific circuit architecture of the glucose sensor to allow for relatively accurate measurement of the physiological parameter such as measurement of glucose concentration by a glucose sensor without the use of a microprocessor.
About RECEPTORS LLC
RECEPTORS LLC develops SMART MATERIALS products for laboratory, clinical, industrial hygiene and healthcare use that selectively capture and measure chemical, biochemical and cellular targets from complex biological, environmental or industrial samples. The Company’s patented AFFINITY by DESIGN™ platform has broad applicability, ranging from the isolation of disease pathway proteins for drug discovery and production of therapeutic antibodies, to the capture of bacteria and viruses for disinfection and diagnostic purposes. RECEPTORS LLC is a private company based in suburban Minneapolis, Minnesota. For further information please visit http://www.receptorsllc.com.
About VeriChip Corporation
VeriChip Corporation, headquartered in Delray Beach, Florida, has developed the VeriMed™ Health Link System for rapidly and accurately identifying people who arrive in an emergency room and are unable to communicate. This system uses the first human-implantable passive RFID microchip and corresponding personal health record, cleared for medical use in October 2004 by the United States Food and Drug Administration.
On September 8, 2009, Steel Vault Corporation (OTCBB: SVUL) announced it agreed to be acquired by VeriChip Corporation to form PositiveID Corporation. PositiveID will provide identification technologies and tools to protect consumers and businesses. The companies expect the merger to close in the fourth quarter of 2009.
For more information on VeriChip, please call 1-800-970-2447, or e-mail info@verichipcorp.com. Additional information can be found online at www.verichipcorp.com.
Statements about VeriChip’s future expectations, including that the Phase II development of in vivo glucose-sensing RFID microchip will optimize the sensing system’s glucose response in the presence of blood and interstitial fluid matrix components and demonstrate the integration of the components into a stable and reproducible glucose sensor, the ability of the glucose-sensing microchip being developed with partner RECEPTORS LLC to eliminate the need for millions of diabetics to prick their fingers multiple times per day and get a rapid reading of their blood sugar with a simple wave of a handheld scanner, its plans to fund the Phase II development of the in vivo glucose-sensing microchip, the ability of RECEPTORS LLC to complete the Phase II goal, management’s ability to focus on the development of the glucose-sensing microchip and the virus triage detection system for the H1N1 virus, the expectation that the merger will close in the fourth quarter of 2009, and all other statements in this press release other than historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and VeriChip’s actual results could differ materially from expected results. These risks and uncertainties include the Company’s ability to successfully develop and commercialize the microchip, the market acceptance of the microchip, the Company’s and RECEPTORS’ ability to develop a microchip, the validity, scope and enforceability of the Company’s patents and those related to the microchip, the protection afforded by the Company’s patents and those related to the microchip, the Company’s ability to complete the development phases in certain time frames, government regulations relating to the microchip, the Company’s ability to fund the continued development of the microchip, the timing and success of submission, acceptance and approval of required regulatory filings; as well as certain other risks. Additional information about these and other factors that could affect the Company’s business is set forth in the Company’s various filings with the Securities and Exchange Commission, including those set forth in the Company’s 10-K filed on February 12, 2009, under the caption “Risk Factors.” The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law.
Additional Information and Where to Find It
On September 8, 2009, VeriChip and Steel Vault issued a joint press release announcing the signing of an Agreement and Plan of Reorganization, among VeriChip, Steel Vault and VeriChip Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of VeriChip (the “Acquisition Subsidiary”), pursuant to which the Acquisition Subsidiary will be merged with and into Steel Vault, with Steel Vault surviving and becoming a wholly-owned subsidiary of VeriChip (the “Merger”). Upon the consummation of the Merger, each outstanding share of Steel Vault’s common stock will be converted into 0.5 shares of VeriChip common stock.
In connection with the Merger, VeriChip filed with the Securities and Exchange Commission (“SEC”) a Registration Statement on Form S-4 that will contain a Joint Proxy Statement/Prospectus of VeriChip and Steel Vault. Investors and security holders are urged to read the Registration Statement and the Joint Proxy Statement/Prospectus carefully because they contain important information about VeriChip, Steel Vault and the proposed transaction. The Joint Proxy Statement/Prospectus and other relevant materials (when they become available), and any other documents filed with the SEC, may be obtained free of charge at the SEC’s web site (www.sec.gov). In addition, investors and security holders may obtain a free copy of other documents filed by VeriChip or Steel Vault by directing a written request, as appropriate, to VeriChip at 1690 South Congress Avenue, Suite 200 Delray Beach, Florida 33445, Attention: Investor Relations, or to Steel Vault at 1690 South Congress Avenue, Suite 200 Delray Beach, Florida 33445, Attention: Investor Relations. Investors and security holders are urged to read the Joint Proxy Statement/Prospectus and the other relevant materials before making any voting or investment decision with respect to the proposed transaction.
VeriChip, Steel Vault and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction.
Information regarding the interests of these directors and executive officers in the proposed transaction will be included in the Joint Proxy Statement/Prospectus referred to above. Additional information regarding the directors and executive officers of VeriChip is also included in VeriChip’s Form 10-K, which was filed with the SEC on February 12, 2009. Additional information regarding the directors and executive officers of Steel Vault is also included in Steel Vault’s proxy statement (Form DEF 14A) for the 2009 annual meeting of Steel Vault’s stockholders, which was filed with the SEC on February 9, 2009, as amended. These documents are available free of charge at the SEC’s website (www.sec.gov) and by contacting Investor Relations at the addresses above.
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Contact:
Allison Tomek
561-805-8008
atomek@verichipcorp.com